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                            Coastal Physician Group, Inc.

                   (Name of Registrant as Specified In Its Charter)

                            Coastal Physician Group, Inc.

                      (Name of Person(s) Filing Proxy Statement)

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         NEWS RELEASE                  COASTAL PHYSICIAN GROUP, INC.
                                       Its Subsidiaries and Affiliates


         FOR IMMEDIATE RELEASE          CONTACT: Robert P. Borchert
                                                 Senior Vice President
                                                 919-383-0355


                     COASTAL PHYSICIAN GROUP, INC. ANNOUNCES
                         SECOND QUARTER FINANCIAL RESULTS

                      -- Management Will Pursue All Alternatives
                         to Maximize Shareholder Value --

         DURHAM, NC, August 8, 1996 -- Coastal Physician Group, Inc. (NYSE: DR) today reported financial results for the second quarter and six-month period ended June 30, 1996. Total net operating revenue for the second quarter was $146,038,000, a
         30.9 percent decrease from net operating revenue of $211,342,000 for the same period in 1995. The decrease in op-erating revenue was primarily due to the sale of the Company's south Florida clinics on November 30, 1995 (averaging ap-proximately $53 million in quarterly revenue during 1995).

         The Company reported a net loss for the second quarter of $24,860,000, or $1.04 per share, compared with a net loss of $10,491,000, or $0.44 per share, for the second quarter of 1995. The net loss for the second quarter of 1996 was due primarily to contract attrition and lower new business development during the second half of 1995 in the hospital-based contract services division, lower net collections per patient visit in the bill-ing and accounts receivable management services division, in-creased investments associated with the growth in the Company's health plans, and increased expenses in information technology. Approximately $4.5 million of the loss was due to certain charges in the quarter, including accelerated recognition of expenses related to telecommunications and information technol-ogy contracts, provisions for lease terminations and severance costs related to the closure of offices, and higher reserves related to the Company's hospital-based business.

         For the six-month period ended June 30, 1996, total net operat-ing revenue decreased 28.7 percent to $298,772,000 from $419,201,000 for the same period in the prior year. The de-crease in operating revenue was primarily due to the late-1995 south Florida divestiture mentioned above. The Company in-curred a net loss for the first six months of 1996 of $36,590,000, or $1.54 per share, compared with a net loss of $4,124,000, or $0.17 per share, for the first half of 1995.

         Joseph G. Piemont, President and Chief Executive Officer of Coastal Physician Group, Inc., said: "It is important to note that our financial results for the first six months largely reflect the Company's performance prior to the implementation of our Comprehensive Business Plan, which was designed to revi-talize Coastal's core operations, restore profitability and maximize shareholder value. Moreover, we are encouraged by the meaningful, measurable improvement in our core businesses since plan implementation began. The fundamental elements of our action plan are progressing ahead of schedule in terms of cash flow enhancement, and we are continuing to vigorously pursue the steps necessary to achieve an operational and financial turnaround."

                                      -more-





                                        2

         Employing Operational Metrics to Measure Results

         Coastal's core businesses are beginning to show clear signs that the operational initiatives over the past few months are taking hold. For example:

              - As of July 31, the Company's hospital-based contract services division, Coastal Physician Services, Inc.
                   (CPS) had terminated 34 unprofitable contracts (rep-resenting approximately $21 million in revenue), which is expected to improve EBITDA (earnings before interest, taxes, depreciation and amortization) by nearly $4 million per year. Twelve contracts operat-ing at a loss, and noticed for termination in March, have instead been re-negotiated to provide Coastal with a fair profit margin. New business development during the first six months of 1996 has been success-ful as compared to the same period in 1995. During the first half of this year, CPS added more than $14 million in revenue, with an aggregate EBITDA margin of approximately 14 percent -- an improvement over the same period in 1995.

              - Healthplan Southeast, the Company's northern Florida health maintenance organization, reported that its medical loss ratio improved in the second quarter to 84.8% from 92.5% in the first quarter, reflecting more efficient contracting and utilization review processes. Healthplan Southeast achieved a return to profitability during the second quarter for the first time since the first quarter of 1995.

         Separately, CPS announced that it will implement a regional organizational structure over the next six months as part of the business unit's continuing efforts to enhance its competi-tive position while reducing administrative overhead and logis-tics costs. Three hubs in Durham, NC, Ft. Lauderdale, FL and Dallas, TX will handle all job functions, including contract management, operations, finance, new business development and medical affairs; three operating offices will include Washing-ton, DC, Atlanta, GA and Oakland, CA; and four remote sites will be located in Orlando, FL, Memphis, TN, Cleveland, OH and St. Louis, MO. The Company may incur a charge in the third or fourth quarter of 1996 related to this restructuring.

         In addition, management continues to analyze corporate overhead costs, and has developed a preliminary plan to decrease ex-penses as asset sales progress.

         "The turnaround process in which we are currently and actively engaged is based on managerial and financial discipline and on the skillful execution of business fundamentals. While our Company's recent performance, the legacy of decisions made by the Company's previous leadership, is unacceptable, we are mak-ing real progress. We are increasingly confident that, by con-tinuing to implement our Comprehensive Business Plan, we will succeed in returning Coastal to a position of operational ex-cellence, profitability and industry leadership," Mr. Piemont concluded.

         Coastal is Committed to Maximizing Shareholder Value

         Coastal's Comprehensive Business Plan is designed to maximize shareholder value. Consistent with that objective, the Company announced today that Coastal's management team and committee of independent directors have determined to actively pursue and evaluate all strategic alternatives to maximize shareholder value, including the possible sale or disposition of assets in addition to those currently slated for sale, an investment from strategic or financial partners or the sale of the entire Com-pany. In conjunction with this effort, the Company expects to hold preliminary discussions with parties interested in such possible transactions.





                                        3

         There can be no assurance that such evaluation or discussions will lead to any proposed transaction, or that any proposed transaction, which would be subject to approval of the Board of Directors of Coastal, would be consummated.

         Coastal Physician Group, Inc. is one of the largest publicly-traded physician management companies in the U.S. and provides a broad range of health care and administrative services to physicians, hospitals, employers, managed care programs and other health care providers.


                                   ***********
         Forward-looking Information or Statements: Except for state-ments of historical fact, statements made herein are forward-looking in nature, and are inherently subject to uncertainties. The actual results of the company may differ materially from those reflected in the forward-looking statements based on a number of important risk factors, including, but not limited to: receipt of sufficient proceeds from divested assets and the timing of any divestitures; the level and timing of im-provements in the operational efforts; the possibility of poor accounts receivable collection and/or reimbursement experience; the possibility of increased medical expenses due to increased utilization; the possibility that the Company may not be able to improve operations or execute its divestiture strategy as planned; and other important factors disclosed from time to time in the Company's Form 10-K, Form 10-Q and other Securities and Exchange Commission filings.

         Certain Additional Information: Coastal Physician Group, Inc. will be soliciting proxies to elect directors at its 1996 An-nual Meeting of Stockholders. The following individuals may be deemed participants in such solicitations of proxies: Jacque J. Sokolov, M.D.; Robert V. Hatcher, Jr.; Stephen D. Corman; John
         P. Mahoney, M.D.; Norman H. Chenven, M.D.; Joseph G. Piemont; Robert P. Borchert; Dennis I. Simon; and Bettina M. Whyte. As of May 31, 1996, Dr. Sokolov is the beneficial owner of 263,423 shares of the Company's common stock; Mr. Hatcher is the ben-eficial owner of 16,808 shares of the Company's common stock; Mr. Corman is the beneficial owner of 10,138 shares of the Company's common stock; Dr. Mahoney is the beneficial owner of 4,090 shares of the Company's common stock; Mr. Piemont is the beneficial owner of 11,110 shares of the Company's common stock; and Mr. Borchert is the beneficial owner of less than 100 shares of the Company's common stock. Mr. Simon and Ms. Whyte are employees of Price Waterhouse LLP and have been ap-pointed by agreement of Price Waterhouse and Coastal to be Plan Managers of the Company's revitalization plan. In connection with such agreement, the Company has agreed to pay Price Water-house $70,000 per month for the services of the Plan Managers, and $46,400 per month for any additional Price Waterhouse per-sonnel that may provide services under the agreement. The Com-pany also granted Price Waterhouse an option to purchase 50,000 shares of Coastal common stock at a price of $7 7/8, which has not yet vested, and a separate option to purchase up to 50,000 shares of Company common stock, which will vest at a rate of 10,000 shares each month for five months commencing May 15, 1996, at a strike price equal to the average closing price of the common stock on the New York Stock Exchange for the first ten trading days of each month prior to the vesting date.

         Steven M. Scott, M.D., Bertram E. Walls, M.D., and John A. Hem-ingway are also directors of Coastal, but are not expected to solicit proxies on behalf of the Company.


                                      # # #





                          COASTAL PHYSICIAN GROUP, INC.
                 Unaudited Consolidated Statements of Operations
                      (In thousands, except per share data)

                                       Three months ended                  Six months ended
                                           June 30,                            June 30,
                                        1996    1995                   1996             1995



         Operating revenue, net        $ 146,038     $ 211,342        $ 298,772      $ 419,201

         Costs and expenses:

           Physician and other provider
             services                   114,127       161,250          227,692        305,414
           Medical support services      23,094        35,761           47,271         66,740
           Selling, general and
              administrative             31,215        26,737           56,116         48,073

             Total costs and expenses   168,436       223,748          331,079        420,227



         Operating income (loss)        (22,398)      (12,406)         (32,307)        (1,026)



         Other income (expense):
           Interest expense              (2,124)       (1,886)          (4,227)        (3,051)
           Interest income                   77           274              202            467
           Acquisition and related
             expenses                        -           (919)               -           (919)
           Other, net                      (415)       (1,383)            (258)        (1,362)

             Total other expense         (2,462)       (3,914)          (4,283)        (4,865)


         Income (loss) before income
              taxes                     (24,860)      (16,320)         (36,590)        (5,891)

         Provision for income taxes           -        (5,829)               -         (1,767)


         Net income (loss)              $(24,860)     $(10,491)        $(36,590)      $(4,124)

         Net income (loss) per share   $  (1.04)      $  (0.44)          $  (1.54)           $  (0.17)


         Weighted average number of
           shares outstanding             23,839        23,657             23,815              23,598


         /TABLE

                                          COASTAL PHYSICIAN GROUP, INC.
                                           Consolidated Balance Sheets
                                       (In thousands, except per share data)


                                                    June 30,      December 31,
                                                       1996           1995
                                                   __________     ____________
                                                  (unaudited)
                            Assets
         Current assets:


           Cash and cash equivalents              $    11,455      $     8,147
           Marketable securities                        7,543            9,303
           Trade accounts receivable, net             135,550          149,891
           Accounts receivable, other                  16,298           11,315
           Notes receivable from shareholders           1,791            1,879
           Refundable income taxes                          -           12,804
           Prepaid expenses and other
             current assets                             9,584            3,882
           Deferred income taxes                        4,265            4,265
                                                      _______          _______
             Total current assets                     186,486          201,486
                                                      _______          _______


         Property and equipment, at cost,
           less accumulated depreciation               25,036           33,441
         Excess of cost over fair value
           of net assets acquired, net                 52,557           53,836
         Deferred income taxes                          2,327            2,244
         Other assets                                  20,231           22,050
                                                      _______          _______
             Total assets                          $  286,637       $  313,057
                                                      _______          _______


         Liabilities and Shareholders' Equity


         Current liabilities:
           Current maturities and other
             short-term borrowings                 $   46,892       $    5,210
           Accounts payable                            16,334           19,600
           Accrued physician fees and medical
             costs                                     33,081           38,468
           Accrued expenses                            21,894           26,138
                                                      _______          _______
             Total current liabilities                118,201           89,416
                                                      _______          _______


         Long-term debt, excluding current
           maturities                                  57,180           77,270
                                                      _______          _______
             Total liabilities                        175,381          166,686
                                                      _______          _______

         Shareholders' equity:
           Preferred stock $.01 par value; shares
             authorized 10,000; none issued or
             outstanding                                    -                -
           Common stock $.01 par value; shares
             authorized 100,000; shares issued
             and outstanding 23,836 and 23,754,
             respectively                                 239              238
           Additional paid-in capital                 142,945          142,345
           Common stock warrants                          987                -
           Retained earnings (accumulated deficit)    (32,964)           3,626
           Unrealized appreciation of available-
             for-sale securities                           49              162
                                                      _______          _______
               Total shareholders' equity             111,256          146,371
                                                      _______          _______
               Total liabilities and
                 shareholders' equity                $286,637         $313,057
                                                      _______          _______
         /TABLE

                               COASTAL PHYSICIAN GROUP, INC.
                      Unaudited Consolidated Condensed Statements of Cash Flows
                                      (In thousands)

                                                           Six months ended
                                                               June 30,
                                                         1996             1995
         Net cash used in operating activities     $  (27,417)       $  (2,887)

         Cash flows from investing activities:
           Sales of marketable securities and
             investments, net                           5,660            2,983
           Sales (purchases) of property and
             equipment, net                             4,208          (16,689)
           Acquisition of subsidiaries, net of
             cash acquired                                  -          (41,458)
           Disposition of subsidiaries, net of
             cash disposed                                (82)               -
                                                    _________        _________
               Net cash provided by (used in)
                 investing activities                   9,786          (55,164)
                                                    _________        _________

         Cash flows from financing activities:
           Repayments of long-term debt                (8,786)          (5,523)
           Borrowings on long-term debt                30,704           63,045
           Cash payments for debt issue costs          (1,558)               -
           Net proceeds from issuances of common
             stock                                        579            1,104
                                                    _________        _________
               Net cash provided by financing
                 activities                            20,939           58,626
                                                    _________        _________

               Net increase (decrease) in cash and
                 cash equivalents                       3,308              575

         Cash and cash equivalents at beginning
           of period                                    8,147           14,286
                                                    _________        _________
         Cash and cash equivalents at end of period   $11,455          $14,861


         Supplemental disclosures of cash flow
           information:
           Cash payments (refunds) during the
             period for:
                Interest                               $4,586           $2,916
                Income taxes                         $(12,993)         $(1,722)

         /TABLE

Coastal Physician Group
2nd Qtr. 1996


Revenue
_______
                                                   % of                     %of                 Ex S. Fla.     % of
                                      2nd Qtr      Total      2nd Qtr      Total         %        2nd Qtr      Total         %
                                       1996       Revenue      1995       Revenue     Change       1995       Revenue     Change
                                     ________    ________    ________    ________
Consolidated                        $146,038      100.0%    $211,342      100.0%      -30.9%    $158,076      100.0%       -7.6%

Physician Contract Services           79,642       54.5%      99,683       47.2%      -20.1%      99,683       63.0%      -20.1%
Physician Business Mgmt. Services     11,182        7.7%      13,869        6.5%      -19.4%      13,869        8.8%      -19.4%
Physician Care Networks               55,214       37.8%      97,790       46.3%      -43.5%      44,524       28.2%       24.0%

Selected Enrollee Data
______________________
Management Estimates:
______________________
                                                  Commercial                     Medicaid                        Total
                                          Q1 1996   Q2 1996   8/1/96    Q1 1996   Q2 1996   8/1/96    Q1 1996   Q2 1996   8/1/96
                                          _______   _______   _______   _______   _______   _______   _______   _______   _______
Healthplan Southeast (North Fla.)2         59,222    60,368    61,272     5,151     5,457     5,535    64,373    65,825    66,807

Doctors Health Plan (North Carolina)2       5,034     6,250     7,260         0         0         0     5,034     6,250     7,260

Better Health Plan (New York)2                  0         0         0    30,246    34,836    36,022    30,246    34,836    36,022

Medcost (PPO/UR)1                         846,681   860,722        na         0         0         0   846,681   860,722        na

Utilization 2nd Qtr.
____________________
Management Estimates:
______________________
                                        Commercial      Medicaid        MedLoss        MedLoss        MedLoss
                                        Days/1,000     Days/1,000        Q2 96          Q1 96          Q4 95
                                       ____________   ____________   ____________   ____________   ____________
Healthplan Southeast (North Fla.)            261            162          84.8%          92.5%          96.2%

Doctors Health Plan (North Carolina)         182             na          85.8%          84.0%          86.7%

Better Health Plan (New York)                 na            466          82.4%          81.4%          92.7%

1  Contracted lives
2  Owned lives